Vocus Announces Results for Second Quarter 2012
53% Revenue Growth Highlights Strong Q2 Results and Drives Better than Expected Revenue and Earnings

Beltsville, MD: July 24, 2012 – Vocus, Inc. (NASDAQ: VOCS), a leading provider of cloud marketing software, announced today financial results for the second quarter ended June 30, 2012.

“We are very pleased to report strong Q2 results with revenue growth of 53% and better than expected revenue and earnings,” said Rick Rudman, President and CEO of Vocus, Inc.  “We now believe we are one of the largest and fastest growing providers of cloud marketing software to the small and mid-market. Further, the investments we are making in 2012 to increase our sales capacity and expand the breadth of our digital marketing suite will position us well for continued growth and success.”

Financial Highlights

Income Statement

•	GAAP revenue for the second quarter of 2012 was $43.6 million, a 53% increase over the comparable period in 2011.

•	Non-GAAP revenue for the second quarter of 2012 was $44.3 million, a 56% increase over the comparable period in 2011. Non-GAAP revenue includes the revenue excluded from the GAAP results due to purchase accounting adjustments, which reduced deferred revenue to its fair value as of the date of acquisition.

•	GAAP loss from operations for the second quarter of 2012 was $(4.8) million, compared to $(1.2) million for the comparable period in 2011.

•	Non-GAAP income from operations for the second quarter of 2012 was $2.9 million, compared to $3.7 million for the comparable period in 2011.

•	GAAP net loss for the second quarter of 2012 was $(5.2) million or $(0.27) per diluted share, compared to $(755,000) or $(0.04) per diluted share for the comparable period in 2011.

•	Non-GAAP net income for the second quarter of 2012 was $2.5 million or $0.11 per diluted share, compared to $4.1 million or $0.20 per diluted share for the comparable period in 2011.

Balance Sheet and Other Financial Information

•	Total deferred revenue recorded in connection with the acquisition of iContact was $1.6 million. Total deferred revenue of the acquired company at the date of the acquisition was $3.9 million. The difference in deferred revenue consists of a $2.3 million adjustment to reflect the reduction to the fair value of the acquired deferred revenue due to purchase accounting.

•	Total deferred revenue as of June 30, 2012 was $68.1 million compared to $55.9 million at June 30, 2011. Total deferred revenue as of June 30, 2012 does not include $829,000 of the unamortized non-GAAP adjustment to deferred revenue.

•	Cash flow from operations for the second quarter of 2012 was $3.5 million, and free cash flow for the second quarter of 2012 was $2.3 million.

Business Highlights

•	Launched free trials of the Vocus Marketing Suite, Facebook Apps and Social Media Marketing to help companies adopt leading next-generation digital marketing solutions.

•	Expanded the Help A Reporter Out (HARO) service to help companies generate publicity and media coverage in the United Kingdom.

•	Introduced PRWeb’s Financial Visibility release featuring news distribution to prominent financial websites such as Yahoo!Finance, Bloomberg and the Wall Street Journal.

•	Added 1,013 net new annual subscription customers during the second quarter of 2012 compared to 601 net new annual subscription customers added during the comparable period in 2011 and ended the quarter with 14,116 total active annual subscription customers.

•	Signed subscription agreements with new and existing customers including Bhumi Makeup Brushes, Bullfrog Spas, Cash For Cars Quick, Dwell Magazine, EyeMaginations, France Publications, Marque Medical, Miracle Botanicals, Sprout Healthy Vending, Tripwire, University of Cambridge, University of Pennsylvania, Wake County Public School System and Westinghouse Electric.

•	Held our 11th Annual Users Conference in which marketing and PR professionals networked and discussed emergent themes such as the evolution of marketing, effective relationship building and social likeability.

•	Received numerous corporate awards and distinctions including Technology Company of the Year and recognition as one of the “Hottest” company cultures in the DC-metro area.

Guidance

Vocus is providing, for the first time, guidance for the third quarter and raising guidance for the full year 2012 based on information as of July 24, 2012:

•	For the third quarter of 2012, non-GAAP revenue is expected to be in the range of approximately $44.7 million to $45.0 million. For the third quarter of 2012, GAAP revenue is expected to be in the range of approximately $44.2 million to $44.5 million. Non-GAAP EPS is expected to be in the range of $0.10 to $0.11 assuming an estimated non-GAAP weighted average 24.5 million diluted shares outstanding and an estimated tax provision of $360,000. Non-GAAP adjustments are expected to be $0.34 per share. GAAP EPS is expected to be in the range of $(0.24) to $(0.23) assuming an estimated weighted average 19.6 million basic and diluted shares outstanding.

•	For the full year of 2012, non-GAAP revenue is expected to be in the range of $172.0 million to $173.0 million. For the full year of 2012, GAAP revenue is expected to be in the range of approximately $169.8 million to $170.8 million. Non-GAAP EPS is expected to be in the range of $0.40 to $0.42 assuming an estimated non-GAAP weighted average 24.0 million diluted shares outstanding and an estimated tax provision of $1.5 million. Non-GAAP adjustments are expected to be $1.61 per share. GAAP EPS is expected to be in the range of $(1.21) to $(1.19) assuming an estimated weighted average 19.5 million basic and diluted shares outstanding. Free cash flow is expected to range from $15.5 million to $16.5 million. Capital expenditures are expected to be $4.0 million.

This release includes non-GAAP financial measures and adjustments. For a description of these non-GAAP financial measures and adjustments, please refer to section “Use of Non-GAAP Financial Measures” and the accompanying tables entitled “Reconciliation of Non-GAAP Measures” and “Reconciliation of 2012 Guidance.”

Conference Call Information

Vocus will discuss the financial results and business highlights of the second quarter of 2012 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio webcast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until July 31, 2012 at 11:59 p.m. ET and can be accessed by dialing (404) 537-3406 or (855) 859-2056 and entering conference number 25059780.

About Vocus, Inc.

Vocus, Inc. is a leading provider of cloud marketing software that helps businesses reach and influence buyers across social networks, online and through media. Vocus provides an integrated suite that combines social marketing, search marketing, email marketing and publicity into a comprehensive solution to help businesses attract, engage and retain customers. Vocus software is used by more than 120,000 organizations worldwide and is available in seven languages. Vocus is based in Beltsville, MD with offices in North America, Europe and Asia. For further information, please visit www.vocus.com or call (800) 345-5572.

Forward-Looking Statement

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, risks associated with acquisitions, including our ability to successfully integrate acquired businesses, risks associated with our foreign operations, interruptions or delays in our service or our web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain, and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31,	June 30,
	2011	2012
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,284	$24,028
Short-term investments	9,895	3,543
Accounts receivable, net	23,504	18,839
Deferred income taxes	82	281
Prepaid expenses and other current assets	1,966	3,096

Total current assets	133,731	49,787
Property, equipment and software, net	17,843	19,341
Intangible assets, net	5,094	32,877
Goodwill	38,029	176,597
Other assets	1,046	651

Total assets	$195,743	$279,253

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses (including contingent consideration of $6,795 and $4,395 at	$17,883	$21,143
December 31, 2011 and June 30, 2012, respectively)
Notes payable and capital lease obligations	176	847
Deferred revenue	62,010	66,931

Total current liabilities	80,069	88,921
Notes payable and capital lease obligations, net of current portion	854	823
Other liabilities	8,331	6,925
Deferred income taxes, net of current portion	2,781	3,330
Deferred revenue, net of current portion	987	1,182

Total liabilities	93,022	101,181
Series A redeemable convertible preferred stock	—	77,490
Stockholders’ equity:
Common stock	218	219
Additional paid-in capital	200,273	207,798
Treasury stock	(48,423)	(41,825)
Accumulated other comprehensive loss	(607)	(856)
Accumulated deficit	(48,740)	(64,754)

Total stockholders’ equity	102,721	100,582

Total liabilities, Series A convertible preferred stock and stockholders’ equity	$195,743	$279,253

Vocus, Inc. and Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$28,482	$43,620	$55,469	$78,473
Cost of revenues, including amortization of intangible assets of $122 and $1,113 for the three months ended June 30, 2011 and 2012, respectively and $242 and $1,621 for the six months ended June 30, 2011 and 2012, respectively	5,301	8,700	10,753	16,014

Gross profit	23,181	34,920	44,716	62,459
Operating expenses:
Sales and marketing	14,460	24,014	28,241	44,845
Research and development	1,800	3,303	3,815	6,959
General and administrative	7,497	10,364	15,725	22,757
Amortization of intangible assets	635	2,020	1,251	3,120

Total operating expenses	24,392	39,701	49,032	77,681
Loss from operations	(1,211)	(4,781)	(4,316)	(15,222)
Other income (expense)	58	(65)	224	(123)

Loss before provision (benefit) for income taxes	(1,153)	(4,846)	(4,092)	(15,345)
Provision (benefit) for income taxes	(398)	343	(1,479)	669

Net loss	$(755)	$(5,189)	$(2,613)	$(16,014)

Net loss per share:
Basic and diluted	$(0.04)	$(0.27)	$(0.14)	$(0.83)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	18,788,747	19,540,700	18,917,775	19,291,730

Vocus, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(755)	$(5,189)	$(2,613)	$(16,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,322	4,309	2,608	6,901
Other non-cash charges, net	3,544	5,290	6,827	9,813
Payments of contingent consideration for business acquisition	—	—	—	(494)
in excess of fair value on acquisition date
Changes in operating assets and liabilities	2,060	(922)	13,236	6,793

Net cash provided by operating activities	6,171	3,488	20,058	6,999
Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	—	(6,947)	(79,649)
Net change in available-for-sale securities	(2,495)	(496)	(4,536)	6,279
Purchases of property, equipment and software, net	(4,322)	(1,206)	(10,330)	(1,433)
Software development costs	(26)	—	(66)	(198)

Net cash used in investing activities	(6,843)	(1,702)	(21,879)	(75,001)
Cash flows from financing activities:
Purchases of common stock	(50)	(31)	(3,138)	(3,002)
Proceeds from exercises of stock options	16,583	1	17,138	15
Payments of contingent consideration for business acquisitions	(699)	—	(699)	(3,112)
Net payments on notes payable and capital lease obligations	(48)	(83)	(45)	(132)

Net cash provided by (used in) financing activities	15,786	(113)	13,256	(6,231)
Effect of exchange rate changes on cash and cash equivalents	120	(258)	424	(23)

Net increase (decrease) in cash and cash equivalents	15,234	1,415	11,859	(74,256)
Cash and cash equivalents, beginning of period	91,543	22,613	94,918	98,284

Cash and cash equivalents, end of period	$106,777	$24,028	$106,777	$24,028

Use of Non-GAAP Financial Measures

Vocus provides non-GAAP measures for revenue, income from operations, net income, diluted net income per share and free cash flow as supplemental information.

We define non-GAAP revenue as GAAP revenue adjusted for the impact of the fair value adjustment to deferred revenue related to purchase accounting. Management believes the adjustment is useful to investors as a more accurate measure of our ongoing performance from the acquisitions.

We define non-GAAP income from operations as GAAP income from operations including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustments to contingent consideration and acquisition-related expenses.

We define non-GAAP net income as GAAP net income including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustments to contingent consideration including the effect of foreign currencies and acquisition-related expenses.

Stock-based compensation included in our GAAP financial results relates to stock option and restricted stock awards.  Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards.  Amortization of acquired intangible assets included in our GAAP financial results consists of amortization of non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might.  Amortization expense can vary from period to period due to the timing and size of our acquisitions.  Adjustments to deferred revenue reflect the reductions in the fair value of the acquired company’s deferred revenue due to purchase accounting. Our GAAP financial results include adjustments to the fair value of contingent consideration for acquisition earn-outs as of each reporting date from the fair value recorded on the acquisition date.  Acquisition-related expenses included in our GAAP operating expenses consist of professional fees for legal, accounting and other advisory services, integration related professional services, severance costs and retention payments incurred during the reporting period in connection with our acquired businesses.  Management believes these non-GAAP measures allow management and investors to make meaningful comparisons between our operating results and those of the other companies, as well as provide a consistent comparison of our relative historical financial performance.

The income tax expense related to the establishment of a valuation allowance against a portion of our deferred tax assets is a non-cash expense that is not considered part of ongoing operations.  It is the opinion of management that it is more likely than not that some or all of the deferred tax assets will not be realized, therefore the valuation allowance is recorded against the deferred tax assets.  We have not presented the tax impact of non-GAAP adjustments in the calculation of non-GAAP net income as a result of the valuation allowance in nearly all of our taxing jurisdictions.  The tax impact of the non-GAAP adjustments would have resulted in an annual effective tax rate of 31% and 40% for the three and six months ended June 30, 2011 and 2012, respectively, and non-GAAP diluted net income per share of $0.12 and $0.07 for the three months ended June 30, 2011 and 2012, respectively, and $0.20 and $0.10 for the six months ended June 30, 2011 and 2012, respectively.

We define free cash flow as cash flow from operations less net capital expenditures and capitalized software development costs plus the payments of contingent consideration for business acquisitions in excess of fair value on acquisition date. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Our definition of free cash flow may be different from definitions used by other companies.

Management uses non-GAAP revenue, non-GAAP income from operations, non-GAAP net income and free cash flow to evaluate operating performance, determine incentive compensation and to prepare operating budgets and determine the appropriate levels of capital investments. However, management believes that the use of non-GAAP measures is subject to material limitations since they may not be indicative of ongoing operating results. Management compensates for the limitations in the use of non-GAAP measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP revenue to non-GAAP revenue:
GAAP revenue	$28,482	$43,620	$55,469	$78,473
Fair value adjustment to deferred revenue	—	729	181	1,400

Non-GAAP revenue	$28,482	$44,349	$55,650	$79,873

Reconciliation of GAAP loss from operations to non-GAAP income from operations:
Loss from operations	$(1,211)	$(4,781)	$(4,316)	$(15,222)
Stock-based compensation	3,608	3,474	7,836	7,458
Amortization of intangible assets	757	3,133	1,493	4,741
Fair value adjustment to deferred revenue	—	729	181	1,400
Fair value adjustments to contingent consideration	527	232	589	464
Acquisition-related expenses	20	157	187	4,957

Non-GAAP income from operations	$3,701	$2,944	$5,970	$3,798

Reconciliation of GAAP net loss to non-GAAP net income:
Net loss	$(755)	$(5,189)	$(2,613)	$(16,014)
Stock-based compensation	3,608	3,474	7,836	7,458
Amortization of intangible assets	757	3,133	1,493	4,741
Fair value adjustment to deferred revenue	—	729	181	1,400
Fair value adjustments to contingent consideration including effects of foreign currency	504	232	483	446
Acquisition-related expenses	20	157	187	4,957

Non-GAAP net income	$4,134	$2,536	$7,567	$2,988

Non-GAAP diluted net income per share	$0.20	$0.11	$0.36	$0.13
Non-GAAP diluted weighted average shares used in computing per share amounts	21,078,028	23,965,235	21,206,255	22,854,023
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
GAAP diluted weighted average shares outstanding	18,788,747	19,540,700	18,917,775	19,291,730
Treasury stock effect of outstanding equity securities and effect of stock-based compensation	2,289,281	4,424,535	2,288,480	3,562,293

Non-GAAP diluted weighted average shares outstanding	21,078,028	23,965,235	21,206,255	22,854,023

Supplemental information of stock-based compensation included in:
Cost of revenues	$374	$326	$858	$825
Sales and marketing	1,113	973	2,296	2,145
Research and development	428	643	1,073	1,147
General and administrative	1,693	1,532	3,609	3,341

Total stock-based compensation	$3,608	$3,474	$7,836	$7,458

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by operating activities	$6,171	$3,488	$20,058	$6,999
Purchases of property, equipment and software, net	(4,322)	(1,206)	(10,330)	(1,433)
Software development costs	(26)	—	(66)	(198)
Payments of contingent consideration for business acquisition in excess of fair value on acquisition date	—	—	—	494

Free cash flow	$1,823	$2,282	$9,662	$5,862

Vocus, Inc. and Subsidiaries

Reconciliation of 2012 Guidance

	Q3 2012	Full Year 2012
	(unaudited)	(unaudited)
Reconciliation of GAAP EPS to Non-GAAP EPS:
GAAP EPS	$(0.24) to (0.23)	$(1.21) to (1.19)
Effect of stock-based compensation,	0.30	1.39
amortization of intangible assets, fair value adjustment to deferred revenue, fair value adjustment to contingent consideration and acquisition-related expenses
Treasury stock effect of outstanding	0.04	0.22
equity securities and effect of stock-based compensation

Non-GAAP EPS	$0.10 to 0.11	$0.40 to 0.42